
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-2000
<PERIOD-END>                                         DEC-31-1999
<CASH>                                               423,541
<SECURITIES>                                         501,891
<RECEIVABLES>                                        119,538<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,789,457
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       27,890,538<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           15,292,519
<TOTAL-LIABILITY-AND-EQUITY>                         27,890,538<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,082,941<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,834,802<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   578,909
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (3,343,896)<F6>
<EPS-BASIC>                                        (33.10)
<EPS-DILUTED>                                        000

<F1>Included  in  receivables:  Accounts  Receivable  of $111,773  and  Interest
receivable of $7,765. <F2>Included in Total assets: Prepaid expenses of $25,439, Tenant security deposits of $83,216, Other assets of $239,257, Investments in Local Limited Partnerships, net of $13,253,492, Operating reserves of $41,285, replacement reserves of $214,366 and Deferred expenses, net of $199,056.
<F3>Included in Total Liabilities and Equity:  Accounts payable to affiliates of
$2,259,660, Accounts payable and accrued expenses of $373,545, Interest payable of $336,925, Notes payable, affiliate of $514,968, Security deposits payable of $81,784, Advances from affiliates $200,000, Mortgage notes payable of $7,951,381 and Minority interest in Local Limited Partnerships of $879,756. <F4>Included in Total revenue: Rental of $1,831,776, Investment of $36,669 and Other of $214,496. <F5>Included in Other Expenses: Asset management fees of $284,764, General and administrative of $203,554, Bad debt of $102,998, Property management fees of $86,719, Rental operations, exclusive of depreciation of $1,195,201, Depreciation of $467,441, Amortization of $111,933, and provision for valuation of investment in Local Limited Partnership of $382,192.
<F6>Included  in net loss:  Equity in losses of Local  Limited  Partnerships  of
$1,826,214, Loss on liquidation of interests in Local Limited Partnerships of $193,883, and Minority interest in losses of Local Limited Partnerships of $(6,971).

